UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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NeoGenomics, Inc.

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NeoGenomics, Inc.

12701 Commonwealth Drive

Suite 9

Fort Myers, Florida 33913

To our Stockholders:

It is our pleasure to invite you to attend our 2019 Annual Meeting of Stockholders of NeoGenomics, Inc., which will be held on Thursday, June 6, 2019, 10:00 a.m., local time, at the Hyatt Coconut Point Resort at 5001 Coconut Road Bonita Springs, FL 34134.

Details regarding the meeting and the business to be conducted are described in the accompanying proxy statement. In addition to considering the matters described in the proxy statement, we will report on matters of interest to our stockholders.

We are pleased to inform you that instead of a paper copy of our proxy materials, most of our stockholders will be mailed a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how to access proxy materials and how to submit your proxy over the Internet. The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials, if desired. All stockholders who do not receive a Notice of Internet Availability will be mailed a paper copy of the proxy materials. Furnishing proxy materials over the internet allows us to provide our stockholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is very important to us. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting, so please read it carefully.

We thank you for your continued support and confidence in NeoGenomics.

Sincerely,

Douglas M. VanOort

Chief Executive Officer

April 22, 2019

Notice of 2019 Annual Meeting of Stockholders

Thursday, June 6, 2019

10:00am, Eastern Daylight Time

ITEMS OF BUSINESS:

1. To elect eight directors from among the nominees named in the attached Proxy Statement.

2. To approve, on a non-binding advisory basis, executive compensation.

3. To approve, on a non-binding advisory basis, the frequency of future advisory votes on the compensation paid to our named executive officers.

4. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2019.

5. To consider any other business properly brought before the Annual Meeting.

RECORD DATE:

You can vote if you were a stockholder of record as of the close of business on April 12, 2019.

PROXY VOTING:

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold. Whether or not you expect to attend the meeting in person, please complete, date, sign and return the accompanying proxy card in the enclosed envelope or use the telephone or internet method of voting as described on your proxy card to ensure the presence of a quorum at the meeting. Even if you have voted by proxy and you attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person.

By Order of the Board of Directors

Denise Pedulla

Corporate Secretary

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on Thursday, June 6, 2019. Our Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

NEOGENOMICS, INC.

PROXY STATEMENT FOR THE

2019 ANNUAL MEETING OF STOCKHOLDERS

NeoGenomics, Inc. (“we,” “us,” “our,” “NeoGenomics,” or the “Company”), having its principal executive offices at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, is providing these proxy materials in connection with the 2019 Annual Meeting of Stockholders of NeoGenomics, Inc. (the “2019 Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2019 Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING

Q:  When and where is the 2019 Annual Meeting?

A:  The 2019 Annual Meeting is being held at the Hyatt Coconut Point Resort, 5001 Coconut Road Bonita Springs, FL 34134, at 10:00 a.m., local time, on Thursday, June 6, 2019.

Q:  Who is entitled to vote at the 2019 Annual Meeting?

A:  Holders of NeoGenomics, Inc. common stock at the close of business on April 12, 2019, the record date for the 2019 Annual Meeting (the “Record Date”) established by our board of directors (the “Board”), are entitled to receive notice of the 2019 Annual Meeting (the “Meeting Notice”), and to vote their shares at the 2019 Annual Meeting and any related adjournments or postponements. The Meeting Notice, proxy statement and form of proxy are first expected to be made available to stockholders on or about April 22, 2019.

As of the close of business on the Record Date, there were 95,321,508 shares of our common stock outstanding, each entitled to one vote. We refer to the holders of shares of our common stock as “stockholders” throughout this Proxy Statement. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date.

Q:  Who can attend the 2019 Annual Meeting?

A:  Admission to the 2019 Annual Meeting is limited to:

• stockholders as of the close of business on the Record Date;

• holders of valid proxies for the 2019 Annual Meeting; and

• our invited guests.

Q:  What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:  If your shares are registered in your name, as evidenced and recorded in the stock ledger maintained by the Company and our transfer agent, you are a stockholder of record. If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name.

If you are a stockholder of record and you have requested printed proxy materials, we have enclosed a proxy card for you to use for voting. If you hold our shares in street name through one or more banks, brokers or other nominees, you will receive the Meeting Notice, together with voting instructions, from the third party or parties through which you hold your shares. If you requested printed proxy materials, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Q:  What are the quorum requirements for the 2019 Annual Meeting?

A: The presence in person or by proxy of persons entitled to vote a majority of shares of our outstanding common stock at the 2019 Annual Meeting constitutes a quorum. Your shares of our common stock will be counted as present at the 2019 Annual Meeting for purposes of determining whether there is a quorum if a proxy card has been properly submitted by you or on your behalf, or you vote in person at the 2019 Annual Meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum.

Q:  What matters will the stockholders vote on at the 2019 Annual Meeting?

A:  The stockholders will vote on the following proposals:

• Proposal 1 - Election of Directors.

To elect eight members of our Board, each to hold office for a one year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

• Proposal 2 - Advisory Vote on the Compensation Paid to our Named Executive Officers.

An advisory vote on the compensation paid to our named executive officers.

• Proposal 3 - Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.

An advisory vote on the frequency of future advisory votes on executive compensation.

• Proposal 4 - Ratification of Appointment of Independent Registered Public Accounting Firm.

Q:  What vote is required to approve each proposal?

A:   Provided a quorum is present, the following are the voting requirements for each proposal:

• Proposal 1 - Election of Directors.

The eight nominees receiving a majority number of votes “FOR” from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected.

• Proposal 2 - Advisory Vote on the Compensation Paid to our Named Executive Officers.

Proposal 2 will be approved if holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting vote “FOR” the proposal.

• Proposal 3 - Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.

If the majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of a particular frequency alternative (whether every year, every two (2) years or every three (3) years) such frequency will be considered to be the recommendation of the stockholders on the advisory vote regarding the frequency of future advisory votes on the compensation paid to our named executive officers.

• Proposal 4. Ratification of Appointment of Independent Registered Public Accounting Firm.

Proposal 4 will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal.

Q:  What are the Board’s voting recommendations?

A:  Our Board recommends that you vote your shares:

• “FOR” the eight directors nominated by our Board, each to serve until the 2020 annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

• “FOR” the approval of the proposal regarding the compensation paid to our named executive officers.

• “EVERY YEAR” for the proposal regarding the frequency of future advisory votes on the compensation paid to our named executive officers;

• “FOR” the ratification of Appointment of the Independent Registered Public Accounting Firm.

Q:  How do I vote?

A:  You may vote by any of the following methods:

• In Person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the 2019 Annual Meeting. If you hold shares in street name, you must obtain a proxy from the stockholder of record authorizing you to vote your shares and bring it to the meeting along with proof of beneficial ownership of your shares. A photo ID is required to vote in person.

• By mail. If you elected to receive printed proxy materials by mail, you may vote by signing and returning the proxy card provided. Please allow sufficient time for mailing if you decide to vote by mail.

• By internet or telephone. You may also vote over the internet at www.proxyvote.com or vote by telephone at 1-(800) 690-6903. Please see proxy card for voting instructions.

Q:  How can I change or revoke my vote?

A:  You may change your vote as follows:

• Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Denise Pedulla, Corporate Secretary, or by submitting another proxy card before the conclusion of the 2019 Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

• Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker or other nominee.

Q:  What if I do not specify a choice for a matter when returning a proxy?

A:  Your proxy will be treated as follows:

• Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

• Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Q:  Which ballot measures are considered “routine” or “non-routine?”

A:  The ratification of appointment of Independent Registered Public Accounting Firm (“Proposal 4”) is considered to be a routine matter under applicable rules. Abstentions, if any, will have no effect on the outcome of the vote on this proposal because they are not considered to be present or entitled to vote on the proposal, and broker non-votes are not expected to occur on this proposal.

The election of directors (“Proposal 1”), the advisory vote on the compensation paid to our named executive officers (“Proposal 2”), and the advisory vote on the frequency of future advisory votes on executive compensation paid to our named executive officers (“Proposal 3”) are considered to be non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2, and 3.

Q:  Could other matters be decided at the 2019 Annual Meeting?

A:  As of the date of the filing of this proxy statement, we were not aware of any matters to be raised at the 2019 Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the 2019 Annual Meeting for consideration, the proxy holders for the 2019 Annual Meeting will have the discretion to vote on those matters for stockholders who have submitted a proxy card.

Q:  Who is soliciting proxies and what is the cost?

A:  We are making, and will bear all expenses incurred in connection with, the solicitation of proxies. Although we do not currently contemplate doing so, we may engage a proxy solicitation firm to assist us in soliciting proxies, and if we do so we will pay the fees of any such firm. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, electronic mail, facsimile or in person. Following the original mailing of the Meeting Notice, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:  What should I do if I have questions regarding the 2019 Annual Meeting?

A:  If you have any questions about the 2019 Annual Meeting, would like to obtain directions to be able to attend the 2019 Annual Meeting and vote in person or would like additional copies of any of the documents referred to in this proxy statement, you should call our Investor Relations department at (239) 768-0600.

PROPOSAL 1—ELECTION OF DIRECTORS

General

At the 2019 Annual Meeting, a board of eight directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board.

Information as to Nominees and Other Directors

Background information, as of April 22, 2019, about the Board’s nominees for election, as well as information regarding additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board, is set forth below.

Douglas M. VanOort, age 63. Mr. VanOort has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since October 28, 2009. For seven months prior to October 2009, he served as Chairman of the Board of Directors, Executive Chairman and Interim Chief Executive Officer. Prior to joining the Company, Mr. VanOort was a General Partner with a private equity firm, and a Founding Managing Partner of a venture capital firm. From 1982 through 1999, Mr. VanOort served in various positions at Corning Incorporated (“Corning”) and at its spin-off company, Quest Diagnostics, Inc. (“Quest Diagnostics”). During the period from 1995 through 1999, he served as the Senior Vice President Operations for Quest Diagnostics which was then a $1.5 billion newly formed NYSE-traded Company. During the period of 1989 to 1995, he held senior executive positions at Corning Life Sciences, Inc., including Executive Vice President. Corning Life Sciences Inc. had revenues of approximately $2 billion and was spun-off in a public transaction to create both Quest Diagnostics and Covance, Inc. From 1982 to 1989, Mr. VanOort served in various executive positions at Corning, including Director of Mergers & Acquisitions. Mr. VanOort currently serves as the Chair of the American Clinical Laboratory Association where he previously served as a member of the Board. Mr. VanOort is a graduate of Bentley University.

Steven C. Jones, age 55. Mr. Jones has served as a director since October 2003, and as Executive Vice President from 2016 until 2019. He served as Executive Vice President - Finance from 2009 until 2016, and as Chief Compliance Officer from 2013 until 2018. Mr. Jones served as Chief Financial Officer for the Company from October 2003 until November 30, 2009, and was Executive Vice President - Finance from November 30, 2009 to November 4, 2016. Mr. Jones is the founder and Chairman of the Aspen Capital Group, a private equity investment firm, and has been President and Managing Director of Aspen Capital Advisors since January 2001. Prior to that Mr. Jones was a chief financial officer at various public and private companies and was a Vice President in the Investment Banking Group at Merrill Lynch & Co. Mr. Jones received his B.S. degree in Computer Engineering from the University of Michigan in 1985 and his MBA degree from the Wharton School of the University of Pennsylvania in 1991. He also serves on the Boards of Directors of XG Sciences, Inc., an advanced materials company, and ERP Maestro, Inc., a company that provides software services to corporations.

Kevin C. Johnson, age 64. Mr. Johnson has served as a director since October 2010. Mr. Johnson was the Chief Executive Officer for United Allergy Services, a provider of allergy testing and immunotherapy services, from September 2014 through July 2015. From January 2003 until September 2014 Mr. Johnson was retired. From May 1996 until January 2003, Mr. Johnson was

Chairman, Chief Executive Officer and President of DIANON Systems, Inc. (“DIANON”), a publicly-traded cancer diagnostic services company providing anatomic pathology and molecular genetic testing services to physicians nationwide. During that time, DIANON grew annual revenues from approximately $56 million in 1996 to approximately $200 million in 2002. DIANON was sold to Laboratory Corporation of America (NYSE: LH) in January of 2003. Prior to joining DIANON in 1996, Mr. Johnson was employed by Quest Diagnostics and Quest’s predecessor, the Life Sciences Division of Corning, for 18 years, and held numerous management and executive level positions.

Raymond R. Hipp, age 76. Mr. Hipp has served as a director since February 2011. Mr. Hipp is a retired senior executive that has been involved in consulting work over the last few years involving mergers and acquisitions as well as serving on the board of directors for several public companies. From July 1998 until his retirement in June 2002, Mr. Hipp served as Chairman, President and CEO of Alternative Resources Corporation, a provider of information technology outsourcing services. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of marketing services. Prior to that, Mr. Hipp held senior executive positions with several other firms. Mr. Hipp has a B.S. from Southeast Missouri State University. Mr. Hipp served on the board of directors and on the audit committee of Gardner Denver, Inc. (NYSE: GDI), an industrial manufacturing company, for over 14 years.

Bruce K. Crowther, age 67. Mr. Crowther has served as a director since October 2014. Mr. Crowther retired in 2013 as President and Chief Executive Officer of Northwest Community Healthcare where he served for 23 years. Northwest Community Healthcare is an award winning hospital offering a complete system of care. Mr. Crowther has a B.S. in Biology and an M.B.A. from Virginia Commonwealth University. Mr. Crowther serves on the board of directors of Wintrust Financial Corporation, a public financial holding company and serves on the board of directors of Barrington Bank and Trust which is a Wintrust Financial Corporation owned Company. He was previously the Chairman and currently a Director of the Max McGraw Wildlife Foundation, a not for profit organization committed to conservation education and research. Mr. Crowther has also served on the Board of Directors of Gray Matter Analytics, Inc., a privately owned company, since 2018. Gray Matter provides analytical tools to health systems.

Lynn A. Tetrault, age 56. Ms. Tetrault has served as a director since June 2015. Ms. Tetrault is founder and principal of Anahata Leadership, an advisory firm focused on supporting the leadership effectiveness and development of executive women. She worked from 1993 to 2014 with AstraZeneca, PLC most recently as Executive Vice President Human Resources and Corporate Affairs. Ms. Tetrault was responsible for all human resources strategy, talent management, executive compensation and related activities, internal and external communications, government affairs, corporate reputation and corporate social responsibility for the Company. Ms. Tetrault has an undergraduate degree from Princeton University and a J.D. from the University of Virginia Law School.

Alison L. Hannah, age 58. Dr. Hannah has served as a director since June 2015. Dr. Hannah has over 25 years’ experience in the development of investigational cancer chemotherapies. Since 2000, she has served as a consultant to the pharmaceutical industry, working with over 20 companies with a focus on molecularly targeted therapy. Prior to this, she worked as Senior Medical Director at SUGEN on various compounds, including Sutent approved in kidney cancer, and Quintiles, a global Contract Research Organization. Dr. Hannah specializes in clinical development strategy, and has filed over 30 Investigational New Drug applications for new molecular entities and 8 successful New Drug Applications. She participates in Data Monitoring Committees, Scientific Advisory Boards and Independent Review Committees for clinical trials. She has a bachelor’s degree in biochemistry and immunology from Harvard University and her medical degree from the University of Saint Andrews. She is a member of ASCO, AACR, ASH, ESMO and a Fellow with the Royal Society of Medicine.

Stephen M. Kanovsky, age 56. Mr. Kanovsky has served as a director since July 2017. Mr. Kanovsky is General Counsel, Global Innovation of GE Healthcare, a business unit of General Electric that provides medical technologies and solutions to the global healthcare industry and supports customers in over 100 countries with a broad range of services and systems, from diagnostic imaging and healthcare IT through to molecular diagnostics and life sciences. Mr. Kanovsky earned his bachelor’s degree from the University of Pennsylvania. He subsequently graduated from Temple University’s School of Pharmacy with a master’s degree in Pharmacology and Temple University’s School of Law with a juris doctorate degree. Mr. Kanovsky also holds a master’s degree in business administration from Saint Joseph’s University’s Haub School of Business.

Nomination Criteria

The following is a summary of certain of the experience, qualifications, attributes and skills that led the Company’s Board of Directors to conclude that such person should serve as a director at the time each was nominated. This information supplements the biographical information provided above.

•

Douglas M. VanOort, Chairman of the Board of Directors and Chief Executive Officer. Mr. VanOort has significant experience in the laboratory industry, including experience obtained as Chairman of the Board of Directors and Chief Executive Officer of the Company and as Senior Vice President Operations for Quest Diagnostics. Mr. VanOort also has significant financial experience, having served as Executive Vice President and Chief Financial Officer of Corning Life Sciences, Inc. and as an Operating Partner with a private equity firm and a Founding Managing Partner of a venture capital firm. Mr. VanOort is an experienced executive officer and manager as illustrated by the above described positions and others included in the biographical information provided above.

•

Steven C. Jones, Board Member. Mr. Jones has a background in investment banking and in investing in the healthcare industry. He has also served as Chief Financial Officer and Chief Executive Officer of various companies, including service to the Company from 2003 to 2009 as its Chief Financial Officer. Mr. Jones provides valuable experience to the Company with respect to strategic and financial matters.

•

Kevin C. Johnson, Board Member. Mr. Johnson spent the majority of his career in the laboratory business and was the Chief Executive Officer and President of DIANON before it was sold to Laboratory Corporation of America. His experience as a Chief Executive Officer of a rapidly growing laboratory company operating in a similar niche of our industry enables him to provide significant and valuable insights as to running a laboratory company and strategies we should pursue.

•

Raymond R. Hipp, Board Member and Chairman of the Audit Committee. Mr. Hipp has experience in mergers and acquisitions, information technology and as a Chief Executive Officer. Mr. Hipp fills an important role with the Company as the Chairman of the Audit Committee and as an audit committee financial expert.

•

Bruce K. Crowther, Board Member and Chairman of the Compliance Committee. Mr. Crowther has experience in the healthcare industry and a strong knowledge of the hospital market having served as Chief Executive Officer of a healthcare system for over 23 years. His experience in this role allows him to provide insight into how the Company should manage the hospital market. He also has experience serving on the board of directors of other public companies.

•

Lynn A. Tetrault, Board Member and Chairwoman of the Compensation Committee. Lynn Tetrault is a dynamic, seasoned executive in the pharmaceutical industry. Having progressed through numerous senior management roles at Astra Zeneca she acquired extensive human resource and corporate governance experience at the highest level of the company. As the

Company continues to grow, Ms. Tetrault’s experience will help shape human resource policies and operations as well as the make-up of the board of directors and its governance policies.

•

Alison L. Hannah, Board Member. Dr. Hannah has significant healthcare knowledge having spent the last 15 years as a consultant in the field of oncology drug development with over 20 years of experience working with biopharmaceutical companies. She has extensive knowledge of the clinical trials marketplace and we believe she will be able to offer guidance on how the Company should position itself to obtain clinical trials diagnostic testing volumes as the Company continues to grow its revenue in that area.

•

Stephen Kanovsky, Board Member and Chairman of the Nominating and Corporate Governance Committee. Mr. Kanovsky has over 25 years of legal experience in the global life sciences and pharmaceutical industry. He brings valuable experience to our Board through his prior involvement with Clarient, prior to the NeoGenomics acquisition in December of 2015.

Corporate Governance

Director Independence. Under the NASDAQ Stock Market Rules, the Board has a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, the Board reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the NASDAQ Stock Market Rules.

The Board has determined that each of Mr. Johnson, Mr. Hipp, Mr. Crowther, Mrs. Tetrault, Dr. Hannah, and Mr. Kanovsky are independent. The Audit Committee and the Compensation Committee are each composed entirely of directors who are independent under the NASDAQ Stock Market Rules and the applicable rules of the United States Securities and Exchange Commission (the “SEC”).

Director Nominations. Our Board has a standing Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee considers and recommends candidates for election to the Board and nominees for committee memberships and committee chairs.

Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to our business and strategic direction, concern for long-term stockholder interests, personal integrity and sound business judgment. The Nominating Committee seeks men and women from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. However, we do not have a formal policy concerning the diversity of the Board. All director candidates must have time available to devote to the activities of the Board. We also consider the independence of director candidates, including the appearance of any conflict in serving as a director. A director who does not meet all of these criteria may still be considered for nomination to the Board if our independent directors believe that the candidate will make an exceptional contribution to us and our stockholders.

Generally, when evaluating and recommending candidates for election to the Board, the Nominating Committee will conduct candidate interviews, evaluate biographical information and background material, and assess the skills and experience of candidates in the context of the then-current needs of the Company. In identifying potential director candidates, the Board may also seek input from the executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms, and any other sources deemed appropriate by the Nominating Committee. The Nominating Committee will also consider director candidates recommended by stockholders to stand for election at the annual meeting of stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations for Board Candidates.”

Board Leadership Structure. Our Board has a policy that allows the offices of Chairman of the Board and Chief Executive Officer to be separate or combined and, if they are to be separate, allows Chairman of the Board role to be either selected from among the independent directors or an executive officer. Our Board believes that it should have the flexibility to make these determinations at any given time in the way that it believes best to provide appropriate leadership for the Company at that time. Our Board has reviewed our current Board leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors. Considering these factors, the Company has determined to have the same individual, Douglas VanOort, serve as Chief Executive Officer and Chairman of the Board. The Board does not have nor have they appointed a lead independent director.

Board Role in Risk Oversight. The Board administers its risk oversight function directly and through the Audit Committee. The Board and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks.

Information Regarding Meetings and Committees of the Board

The Board. The Board met four times for regular meetings during 2018. All of such meetings were regularly scheduled meetings and telephonic calls were held as needed. In addition, the Board held two special meeting via teleconference during 2018. During 2018, each incumbent director attended 75% or more of the Board and applicable committee meetings for the periods during which each such director served. Directors are not required to attend annual meetings of our stockholders. We held an annual meeting of stockholders in 2018, which was attended by two of the directors then serving on the Board.

The Board currently has four standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Compliance Committee.

Director Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Compliance Committee

Steven C. Jones				X

Kevin C. Johnson		X		X

Raymond R. Hipp	X (Chair)		X

Bruce K. Crowther	X			X (Chair)

Lynn A. Tetrault	X		X (Chair)

Alison L. Hannah		X		X

Stephen Kanovsky		X (Chair)	X

Audit Committee. The Audit Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The

Audit Committee is appointed by the Board to assist the Board with a variety of matters described in its charter, which include monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered public accounting firm, (4) the performance of our independent registered public accounting firm, and (5) our compliance with legal and regulatory requirements. The Audit Committee met ten times during 2018 including four in-person meetings. The formal report of the Audit Committee is set forth beginning on page 17 of this proxy statement.

The Board has determined that Raymond Hipp is independent and an “audit committee financial expert” as such term is defined under applicable SEC rules.

Nominating and Corporate Governance Committee. The Nominating Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. Our Nominating Committee is responsible for (1) reviewing and evaluating the size, composition, function, and duties of the Board consistent with its needs; (2) establishing criteria for the selection of candidates to the Board and its committees, and identify individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by stockholders; (3) recommending to the Board, director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; (4) recommending directors for appointment to Board committees; (5) making recommendations to the Board as to determinations of director independence; (6) overseeing the evaluation of the Board; (7) developing and recommending to the Board the Corporate Governance Guidelines for the Company and overseeing compliance with such Guidelines; and (8) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies. The Nominating Committee identifies and evaluates nominee candidates as described above under “Director Nominations”. The Nominating Committee met four times during 2018.

Compensation Committee. The Compensation Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. All of the members of the committee are independent directors within the meaning of the applicable NASDAQ Stock Market Rules. The Compensation Committee met 7 times during 2018 including three in person meetings.

The Compensation Committee engaged independent compensation consultants in 2018 to advise the Compensation Committee on peer group development, market practices, industry trends, investor views and benchmark compensation data. In addition, they reviewed and provided the Compensation Committee with an independent perspective of management recommendations. These duties were consistent with those performed in prior years.

The decision to engage this firm as a consultant was made by the Compensation Committee and approved by Chairman and Chief Executive Officer.

Compliance Committee. Our Compliance Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Compliance Committee is responsible for overseeing the Company’s activities in the area of corporate compliance with applicable laws and regulations related to our provision of medical-related services and assessing management’s implementation of the Company’s Corporate Compliance Program. The Compliance Committee met four times during 2018.

Stockholder Recommendations for Board Candidates

The Board will consider qualified candidates for director that are recommended and submitted by stockholders. Submissions that meet the current criteria for board membership are forwarded to the Nominating and Corporate Governance Committee for further review and consideration. The Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Board at our principal executive office, Attention: Denise Pedulla, Corporate Secretary.

The Committee will evaluate any such candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members, assuming that appropriate biographical and background material is provided for candidates recommended by stockholders and the process for submitting the recommendation is followed.

Stockholder Communications with the Board

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida, 33913, Attention: Denise Pedulla, Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then forward such correspondence, without editing or alteration, to the Board or to the specified director(s) on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting stockholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

Vote Required for Approval

The eight nominees receiving the majority of votes cast “FOR” by stockholders in person or by proxy will be elected. Proposal 1 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares, your shares will not be counted as votes cast and will have no effect on the outcome of Proposal 1.

Board Recommendation

The Board unanimously recommends a vote “FOR” each nominee.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

General

We are providing our stockholders with the opportunity to express their views on our named executive officers’ compensation as set forth under “Executive and Director Compensation” by casting their vote on Proposal 2. This non-binding, advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement.

The Board of Directors believes our executive compensation program, which is described in detail in the “Executive and Director Compensation” section is designed to balance the goals of attracting and retaining talented executives who are motivated to achieve our annual and long-term strategic goals, while keeping the program affordable and appropriately aligned with stockholder interests. We believe that our executive compensation program accomplishes these goals in a way that is consistent with our purpose and core values, and the long-term interests of the Company and its stockholders. Our equity compensation (which is awarded in the form of stock options and restricted stock) is designed to build executive ownership and align financial incentives focused on the achievement of our long-term strategic goals (both financial and non-financial).

Although the vote on Proposal 2 regarding the compensation of our named executive officers is not binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the result of the vote when determining future executive compensation arrangements.

If this proposal is approved, our stockholders will be approving the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders, is hereby approved.

Vote Required for Approval

The compensation paid to our named executive officers will be considered approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. Proposal 2 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of Proposal 2. Abstentions will have no effect on the outcome of the proposal.

Board Recommendation

The Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

General

We are providing our stockholders with the opportunity to express their views on the frequency of future advisory votes on the compensation paid to our named executive officers by casting their vote on Proposal 3. Under Proposal 3, stockholders may vote in favor of holding this advisory vote every year, every two years or every three years beginning with the 2020 annual meeting of stockholders. The advisory vote on executive compensation described in Proposal 2 is referred to as a “say-on-pay vote.”

We currently provide a stockholder “say-on-pay” vote on executive compensation every three years, however, the Board believes that a change to an annual vote is in the best interests of our stockholders. We believe an annual “say-on-pay” vote will enhance stockholder communication by encouraging our stockholders to provide regular input on our executive compensation policies, practices and plans.

An annual vote is also consistent with our desire to constructively engage with our stockholders on important issues such as executive compensation.

Although as an advisory vote, this proposal is not binding on the Company or the Board, the Board values the opinions that our stockholders express through their votes and will carefully consider the stockholder vote, even if none of the options obtains a majority vote, along with all other views expressed by our stockholders, when considering how frequently we should hold the say-on-pay vote. The Board may decide that it is in the best interests of the stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option that receives the highest number of votes by our stockholders.

If this proposal is approved, our stockholders will be approving the following resolution:

RESOLVED, the change from an advisory vote on executive compensation paid to the Company’s named executive officers every three years to an annual advisory vote, beginning with the 2020 Proxy Statement is hereby approved.

Vote Required for Approval

The compensation paid to our named executive officers will be considered approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. Proposal 3 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of Proposal 3. Abstentions will have no effect on the outcome of the proposal.

Board Recommendation

The Board unanimously recommends a vote of “EVERY YEAR” for Proposal 3.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Deloitte & Touche LLP on February 27, 2019 to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Although ratification of the appointment of our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification because we value the views of our stockholders. In the event that stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will review its future selection of its independent registered public accounting firm. Even if the appointment is ratified, the ratification is not binding and the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Representatives from Deloitte & Touche LLP are expected to be present at the 2019 Annual Meeting.

Former Auditors

Crowe LLP has served as our principal auditor for the previous five years. On February 27, 2019, the Audit Committee of the Board of Directors of NeoGenomics, Inc. (the “Company”) dismissed Crowe LLP (“Crowe”) as the Company’s independent registered public accounting firm, effective following the issuance of the Company’s Annual Report on Form 10-K for the period ended December 31, 2018.

Crowe’s reports on the Company’s financial statements for the fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through February 27, 2019, there were:

(i) No “disagreements” (within the meaning of Item 304(a) of Regulation S-K) with Crowe on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe, would have caused it to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of the Company; and

(ii) No “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

We requested Crowe LLP to furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agreed with the above statements. A copy of that letter was filed with the Commission on a Form 8-K filed on March 5, 2019.

During the two most recent fiscal years ended December 31, 2018 and 2017, and the subsequent interim periods through February 27, 2019, neither the Company nor anyone on its behalf consulted Deloitte regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or any matter that was either the subject of a “disagreement” (within the meaning of Item 304(a) of Regulation S-K) or a “reportable event” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

Vote Required for Approval

The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. Abstentions and broker non-votes, if any, will not be treated as votes cast and will have no impact on the proposal.

Board Recommendation

The Board unanimously recommends a vote “FOR” the ratification of the appointment of the Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2019.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2018, regarding the number of shares of Company common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders:
Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”)	6,839,417	$7.63	3,298,645	(a)
Employee Stock Purchase Plan (“ESPP”)	—	N/A	505,084	(b)

Total	6,839,417	$7.63	3,803,729

a.

The Company’s Equity Incentive Plan was amended, restated and subsequently approved by a majority of stockholders on December 21, 2015 and May 25, 2017. The most recent amendment increased the maximum aggregate number of shares of the Company’s common stock reserved and available for issuance under the Amended Plan to 18,650,000.

b.

The Company’s Employee Stock Purchase Plan was amended, restated and subsequently approved by a majority of stockholders on June 6, 2013, May 25, 2017 and June 1, 2018. The most recent amendment increased the maximum aggregate number of shares reserved and available for issuance under the Plan to 1,500,000.

Currently, the Company’s Equity Incentive Plan, as amended on May 25, 2017 and the Company’s ESPP, as amended on June 1, 2018, are the only equity compensation plans in effect.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee operates under a written charter, which has been adopted by the Board. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board with the monitoring of (1) the integrity of the Company’s financial statements, (2) the effectiveness of the Company’s internal control over financial reporting, (3) the qualifications and independence of the Company’s independent registered public accounting firm, (4) the performance of the Company’s independent registered public accounting firm and (5) the Company’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and the Company’s independent registered public accounting firm. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2018, 2017 and 2016 with management and Crowe LLP, the Company’s independent registered public accounting firm for those fiscal years.

The Audit Committee has discussed with Crowe LLP the matters required to be discussed under applicable Public Company Accounting Oversight Board “PCAOB” standards, as adopted by the PCAOB in Rule 3200T. In addition, the Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with Crowe LLP its independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2018 be included in its Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE

Raymond R. Hipp (Chair)

Bruce K. Crowther

Lynn A. Tetrault

EXECUTIVE OFFICERS

Executive Officer	Age	Position

Douglas M. VanOort	63	Chief Executive Officer

Sharon A. Virag	52	Chief Financial Officer

Robert J. Shovlin	48	President, Clinical Services

George A. Cardoza	57	President, Pharma Services

Lawrence M. Weiss, MD	62	Chief Scientific Officer

Maher Albitar, MD [1]	64	Chief Medical Officer and Director of Research and Development

Kathryn B. McKenzie	34	Chief Accounting Officer

Stephanie K. Bywater	48	Chief Compliance Officer

Jennifer M. Balliet	42	Chief Culture Officer

Steven A. Ross	55	Chief Information Officer

William B. Bonello	54	Chief Strategy and Corporate Development Officer; Director Investor Relations

John S. Park	50	Chief Marketing Officer

(1) Resigned effective October 2018

Non-Director Executive Officers

Background information as of April 22, 2019 about our executive officers who are not nominees for election as directors is set forth below.

Sharon A. Virag

Chief Financial Officer

Ms. Virag has served the company as Chief Financial Officer since March 2018. Prior to joining the Company, Ms. Virag was the Vice President of Corporate Finance and Chief Accounting Officer at Aetna Inc., a Fortune 500 diversified health-care benefits’ company. In this role, she was responsible for controllership, tax, treasury, finance transformation and finance shared services from 2015 to 2017. Prior to Aetna, Ms. Virag held various positions in finance, including: Chief Accounting Officer at AES Corporation, Global Controller for several General Electric businesses and Assistant Corporate Controller at General Motors. In addition to her private sector experience, Ms. Virag worked for the Public Company Accounting Oversight Board (“PCAOB”) from 2005 to 2008, where she served as the project leader for Auditing Standard No. 5. She also worked in public accounting, for Deloitte & Touche, LLP where she was an Audit Senior Manager. Ms. Virag has a Bachelor of Science degree in Accounting from California State University.

Robert J. Shovlin

President, Clinical Services

Mr. Shovlin has served as the President of our Clinical Services Division since September, 2016. Prior to this, he had served as our Chief Growth Officer since the acquisition of Clarient Inc. (“Clarient”) in 2015. From his hire date in October 2014 until the Clarient acquisition, Mr. Shovlin served as the Chief Operating Officer of NeoGenomics. From 2012 until October 2014, Mr. Shovlin served as Chief Development officer for Bostwick Laboratories, a provider of anatomic pathology testing services targeting urologists and other clinicians, where he was responsible for Sales, Marketing, Managed Care, Business Development, and Clinical Trials. From 2005 until 2011, he served in progressively more responsible positions, including

President and Chief Executive Officer, for Aureon Biosciences, Inc., a venture-backed diagnostics company focused on developing novel and proprietary prostate cancer tests. Mr. Shovlin also served as Executive Director for Anatomic Pathology and Director of Managed Care for Quest Diagnostics from 2003 until 2005, and held sales leadership positions at Dianon Systems from 1997 until 2003. Mr. Shovlin served as a Captain, Infantry Officer in the United States Marine Corps from 1992 until 1997 where he served as a Platoon and Company Commander with 1st Battalion 4th Marines and as an Instructor and Staff Platoon Commander at the Basic School. He holds a Bachelor of Science Degree from Pennsylvania State University, and a Masters of Business Administration from Rutgers University.

George A. Cardoza

President, Pharma Services

Mr. Cardoza has served the Company as the President of Pharma Services since March 2018. He has been with NeoGenomics since November 2009, serving as the Company’s Chief Financial Officer through March 2018. Prior to that, he was the Chief Financial Officer at Protocol Integrated Direct Marketing. Mr. Cardoza spent fifteen years with Quest Diagnostics, including years when it was still part of Corning Inc. With Corning Inc. he worked with the Corning Life Sciences Division, which did several acquisitions in the Pharma services space. These acquisitions formed the pieces of Covance, which Corning spun out at the same time as Quest in 1996. Mr. Cardoza has worked closely with NeoGenomics Pharmaceutical Services and Clinical Trials division, which was combined into the Clinical Trials arm of Clarient Inc. when it was acquired from General Electric Healthcare in December 2015. Mr. Cardoza received his B.S. from Syracuse University in finance and accounting and has received his M.B.A. from Michigan State University.

Lawrence M. Weiss, MD.

Chief Scientific Officer

Dr. Weiss has served the Company as Chief Scientific Officer since December 2018. Prior to this, he has served as Medical Director and Director of Pathology Services since December 2015. Prior to joining the Company, Dr. Weiss served at Clarient Diagnostic Services, Inc. as a Pathologist and subsequently as Laboratory Director from 2011 through 2016. Dr. Weiss is currently a Visiting Professor in the Department of Pathology and Medicine for the University of California at Irvine. Dr. Weiss received his B.S. and M.D. summa cum laude from the University of Maryland.

Kathryn B. McKenzie

Chief Accounting Officer

Ms. McKenzie has served as our Principal Accounting Officer and Vice President of Finance since October 2017. Prior to joining the Company, Ms. McKenzie served at Chico’s FAS, Inc. in various roles including Assistant Controller and Director of Financial Reporting and Treasury. Ms. McKenzie also previously served as Audit Manager for Ernst and Young. Ms. McKenzie is a Certified Public Accountant and holds a Master’s of Science in Accountancy from the University of North Carolina Wilmington.

Stephanie K. Bywater

Chief Compliance Officer

Ms. Bywater has served the Company as the Compliance Officer since May 2017 and was appointed Chief Compliance Officer in March 2018. Prior to joining the Company, Ms. Bywater was the Global Compliance Operations & Americas Compliance Officer at Varian Medical Systems Inc., a radiation oncology medical device company. In this role, she was responsible for developing strategy for and overseeing global compliance operations and served as the compliance officer for one of three global regions, with a focus on international anti-corruption and anti-competition laws from 2015 to 2017. Prior to Varian, Ms. Bywater was the Compliance and Privacy Officer for Myriad Genetic Laboratories,

where she implemented and provided oversight for programs supporting Anti-kickback Statute, Stark Law, billing and reimbursement, FDA, research, and global data privacy and protection requirements from 2010 to 2015. In addition to her private sector experience, since 2016, Ms. Bywater has served on the Advisory Board for the Center for Genomic Interpretation, a non-profit organization, where she consults and advises on compliance related matters. Ms. Bywater has a Bachelor of Science degree in Healthcare Administration from Northern Illinois University and is a Certified Healthcare Professional (CHP), Certified in Healthcare Privacy (CHP), and a Certified Internal Auditor (CIA).

Jennifer M. Balliet

Chief Culture Officer

Ms. Balliet has served as our Chief Culture Officer since September 2016. Prior to that, she had served as our Vice President of Human Resources since April 2015. Ms. Balliet joined NeoGenomics in 2008 and has steadily increased her responsibilities; she also previously served as Director of Human Resources. During her time with NeoGenomics, she managed the Human Resources process as the Company grew from 100 employees to approximately 1,500 employees. As Chief Culture Officer, Ms. Balliet has responsibility for all areas of our Human Resources including recruiting, training, development, compensation, incentive plans and organizational development. Ms. Balliet received her B.S. degree in Psychology and M.S. degree in Business Management from the University of Florida.

Steven A. Ross

Chief Information Officer

Mr. Ross has served as Chief Information Officer since April 2013. Prior to joining the Company, Mr. Ross served as Vice President Technology at Chico’s FAS, Inc. during the period from 2003 to 2013, where he participated in the direction of all information technology resource planning, budgeting, technology associate development coaching and operation initiatives for the $2.5 billion dollar global consumer products company. Prior to that Mr. Ross worked for Zinn Corporation as a Project Director, assisting Target Inc. Mr. Ross has his B.A. from New Mexico State University.

William B. Bonello

Chief Strategy Officer, Corporate Development and Investor Relations

Mr. Bonello has served as the Chief Strategy and Corporate Development Officer, Treasurer, and Director of Corporate Development since April 2017. Prior to joining NeoGenomics, Mr. Bonello spent nearly twenty years as a healthcare equity analyst covering diagnostic services and product stocks for Piper Jaffray, Wachovia Securities, RBC, and Craig Hallum Capital Group. Mr. Bonello also worked for many years at LabCorp as the Senior Vice President for Investor Relations. Mr. Bonello has an undergraduate degree from Carleton College and earned his MBA from the Kellogg School of Management at Northwestern University.

John Park

Chief Marketing Officer

Mr. Park has served as the Chief Marketing Officer since 2018. Prior to joining NeoGenomics, Mr. Park was Vice President & General Manager of the Healthcare Consumables business at PDC Healthcare, responsible for leading sales and marketing. Prior to this role, Mr. Park spend over 10 years at Baxter BioScience (currently known as Takeda) in a variety of commercial positions. His last position at the company was as Vice President, Global Marketing. Prior to Baxter, John spent six years as a management consultant with CSC Healthcare Group (APM Management Consultants) working with payers, providers and life science clients on strategic as well as operational improvement projects. John graduated from the University of Southern California with a dual-degree Doctor of Pharmacy and Master of Business Administration. His undergraduate degree is in Biological Sciences from UC Santa Barbara. John is active on a variety of non-profit boards including Adventist Healthcare Simi Valley Hospital Foundation and City Scholars Foundation. John is adjunct faculty/lecturer at USC, UCLA and Brown University.

COMPENSATION OF DIRECTORS

Each of our non-employee directors, other than Stephen Kanovsky, who served in 2018 as a representative of General Electric (“GE”) and declined director compensation while GE was a stockholder of NeoGenomics, is entitled to receive compensation. Subsequent to GE’s divestment of its ownership position in NeoGenomics, Mr. Kanovsky began to accept compensation as an independent director. For the year ended December 31, 2018, each eligible non-employee director received Board compensation of $45,000. In addition, eligible non-employee directors who serve on committees receive the following compensation:

•	Directors serving as committee members receive additional annual compensation of $5,000 (per committee)

•	Directors serving as chair for a committee receive additional annual compensation of $20,000 (per committee)

All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at Board and Committee meetings.

The Board has the discretion to grant equity awards to non-employee directors as part of their compensation. On June 1, 2018, the Board granted 3,017 stock options and 6,897 shares of restricted stock to each non-employee director, except Stephen Kanovsky. Both the stock options and the restricted stock awards vest on June 1, 2019.

Share Ownership Guidelines and Share Retention Requirements

NeoGenomics has adopted share ownership guidelines for its directors and executive officers to further align the interests of our senior leaders with those of our stockholders. The guidelines require directors to hold NeoGenomics stock worth a value expressed as a multiple of their salary within five years of the guideline applying to them.

The table below summarizes the current share ownership guidelines as well as the current share ownership of our board as a multiple of base compensation for Board services as of December 31, 2018:

Role	Share Ownership Guideline	Current Share Ownership

Chairman of the Board	3.0	56.2

Board Member and previous Executive Vice President	3.0	207.3

Other Board Members	3.0	39.8 (1)

(1) Share ownership calculated as an average of all Board Members except the CEO and Executive Vice President who are shown separately.

Directors who are yet to achieve their share ownership amount are required to retain an amount equal to 25% of the net shares received as the result of the exercise, vesting, or payment of any equity awards they have received. If an individual’s amount is not attained by the end of the initial five-year period (or at any time thereafter), they will be required to retain an amount equal to 100% of the net shares received as the result of the exercise, vesting, or payment of any equity awards granted to them, until the applicable guideline level is achieved. As of December 31, 2018, all board members were in compliance with the share ownership guidelines.

DIRECTOR COMPENSATION TABLES

The following table provides information concerning the compensation of our non-employee directors for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Kevin C. Johnson (2)(3)	$55,000	$80,005	$11,284	$—	$—	$—	$146,289

William J. Robison (2)(3)(7)	52,500	—	—	—	—	—	52,500

Raymond R. Hipp (2)(3)	70,000	80,005	11,284	—	—	—	161,289

Bruce K. Crowther (2)(3)	70,000	80,005	11,284	—	—	—	161,289

Lynn A. Tetrault (2)(3)	70,000	80,005	11,284	—	—	—	161,289

Alison L. Hannah (2) (3) (5)	85,000	80,005	11,284	—	—	—	176,289

Steven C. Jones (2) (3) (4)	271,763	80,005	11,284	—	—	1,750	364,802

Stephen M. Kanovsky (6)	—	—	—	—	—	—	—

(1)

Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to stock awards and stock options granted to the non-employee directors. The amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the closing value of our common stock on the day prior to the grant date. See Item 8, Note K of our Annual Report on Form 10-K for a description of the valuation methodology of stock and option awards.

The aggregate number of stock awards and stock option awards granted to each of our non-employee directors for the year ended December 31, 2018 was as follows:

Name	Stock Awards(#)	Stock Option Awards(#)

Kevin C. Johnson	6,897	3,017

William J. Robison (7)	—	—

Raymond R. Hipp	6,897	3,017

Bruce K. Crowther	6,897	3,017

Lynn A. Tetrault	6,897	3,017

Alison L. Hannah	6,897	3,017

Steven C. Jones	6,897	3,017

Stephen M. Kanovsky (6)	—	—

(2)

On June 1, 2018, the Company granted each of the directors above, 6,897 shares of restricted common stock. Such restricted common stock vests on the anniversary of the grant date as long as the director continues to serve as a member of the Board of Directors. The fair market value of each restricted stock grant on the award date was deemed to be $80,005 or $11.60 per share, which was the closing price of our common stock on the day before the grant was approved by the Compensation Committee of the Board of Directors.

(3)

On June 1, 2018, the Company granted each of the directors above 3,017 stock options with an exercise price of $11.60, which was the closing price of our common stock on the day before the grant was approved by the Compensation Committee of the Board of Directors. These options vest on the anniversary of the grant date as long as the director continues to serve as a member of the Board of Directors.

(4)	Includes $221,763 in fees and bonuses earned for consulting work performed as Executive Vice President.
(5)	Includes $30,000 as compensation for serving on an advisory board in 2018.
(6)

Served as a Director pursuant to the Investor Board Rights Lockup and Standstill Agreement between NeoGenomics and GE. During the year ended December 31, 2018, Stephen M. Kanovsky declined compensation including fees, stock awards, and warrant/option awards.

(7)	Resigned from the Board effective June 1, 2018.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION & ANALYSIS

Overview and Philosophy

The Compensation Committee strives to create a compensation structure that supports a pay-for-performance culture and strongly believes that executive compensation should be tied to the performance of the Company and stockholder returns.

Our compensation philosophy is focused on providing our executive officers with compensation and benefits that are competitive, and that meet our goals of attracting, retaining and motivating highly skilled management. The levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

Our executive compensation program focuses on both short and long-term results and is composed of three key elements: (1) base salaries, which reflect various factors including market-competitive pay levels, scope of the position, experience, individual performance and strategic criticality; (2) annual cash incentive opportunities, which reflect Company and individual performance; and (3) longer-term stock-based incentive opportunities under our equity incentive plans, generally in the form of stock options and/or restricted stock grants, which link the interests of senior management with our other stockholders. Equity incentive grants are subject to three or four year vesting provisions. Each of our compensation elements is designed to simultaneously fulfill one or more of our core objectives.

Our compensation program is administered under a rigorous process that includes the solicitation by the Compensation Committee of advice of an independent third-party consultant (which reports directly to the Compensation Committee, not to management) and long-standing, consistently applied policies with respect to the timing of equity grants, the pricing of stock options, and the periodic review of peer group practices.

We believe our overall program, and, in particular, our focus on granting long-term awards, is consistent with current best practices in compensation design.

2018 Performance Highlights

Most of our compensation decisions are determined in the first few months of our fiscal year, after evaluation of Company performance and the performance of our Chief Executive Officer and other executive officers. We believe the compensation of all of our Named Executive Officers for 2018 aligned well with both our performance in 2018 and the objectives of our executive compensation policies. The Company achieved strong operational and financial performance across a broad range of measures.

Measure (in thousands)	2018	2017	% Change from Prior Year

Clinical Services Revenue	$241,873	$213,097	13.5%

Pharma Services Revenue	34,868	27,154	28.4%

Total Revenue	276,741	240,251	15.2%

Net Income (Loss)	$2,640	$(396)	766.7%

EBITDA (non-GAAP)	$31,786	$25,481	24.7%

Adjusted EBITDA (non-GAAP)	$43,552	$33,600	29.6%

•

Record Revenue for both Clinical and Pharma Segments. Consolidated net revenues for 2018 were $276.7 million, a 15.2% increase compared to 2017. Excluding the impact of Genoptix, this increase was 13.3% which reflects an 11.3% increase in clinical services revenue and a 28.4% increase in pharma services revenue. Pharma backlog also increased year over year to $98.9 million as of December 31, 2018.

•	Volume Growth. Test volume increased by 14.1% year over year and average revenue per clinical test increased by 1.2% to $323.

•

Significant Growth in Adjusted EBITDA. Top-line growth, in addition to continued reductions in cost per test increased gross margins from 42.4% in 2017 to 46.0% in 2018. Adjusted EBITDA increased to $43.6 million, a 29.6% increase from prior year.

•

Closing of Genoptix Acquisition. The acquisition of Genoptix, Inc. was completed in December 2018 for $125 million in cash and one million shares of NeoGenomics common stock. The acquisition expands NeoGenomics’ reach into oncology practices, and significantly accelerates the company’s progress towards key scale and growth objectives. Genoptix is expected to contribute $85 million of revenue and break-even EBITDA in year one, $25 million of cost synergies over time, and 25% EBITDA margin by the end of year three.

•

Execution of FOCUS Initiatives Continued to Drive Growth. The Company remained focused on its key critical success factors, which include: maintaining a world-class culture, delivering uncompromising quality, and providing exceptional service and growth.

Compensation Design

Compensation Strategy

We believe that having the right management team leading NeoGenomics and our employees globally is critical in our ability to achieve our financial and strategic objectives. Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances.

Alignment with NeoGenomics’ Strategy

NeoGenomics is a premier cancer diagnostics and pharma services company serving oncologists, pathologists, pharmaceutical companies, academic centers, and others with innovative diagnostic, prognostic and predictive testing. By providing uncompromising quality, exceptional service, and innovative solutions, we will be the world’s leading cancer testing and information company.

Underpinned by our values of Quality, Integrity, Accountability, Teamwork, and Innovation, we believe that focusing on saving lives by improving patient care will drive profitable growth for our stockholders to the benefit of all our stakeholders.

This vision is reflected in how we have designed our compensation programs, with performance metrics that focus on our achievements.

Metric	How we Use it	Why it Matters

Revenue	Financial metric (in annual incentive plan)

Our vision is to be the world’s leading cancer testing and information company. Increases in revenue through organic growth and execution of strategic opportunities, aligns management performance with the achievement of that vision and stockholder value realization.

Adjusted EBITDA	Financial metric (in annual incentive plan)

We continue to seek profitable growth in order to achieve outstanding performance for our stockholders. Adjusted EBITDA focuses our management team on improving the profitability of our ongoing operations, while allowing for implementation of strategic initiatives to provide for future growth.

Strategic Critical Success Factors (see details below)	Company metric (in annual incentive plan)

We believe that a culture of motivated and engaged employees will deliver superior service to our clients, leading to customer satisfaction and retention, which will continue to increase stockholder value. Annual focus areas are established each year to align with our strategic critical success factors of: maintaining a world-class culture, providing uncompromising quality and delivering exceptional service and growth. Measurement against the achievement of these focus areas provides for continuous alignment with our common purpose and vision.

Individual Performance	Individual metric (in annual incentive plan)

Each executive that participates in the management incentive plan plays a unique role in the Company’s strategic objectives. Including individual performance goals for each executive that are in line with the executive’s major responsibilities ensures that incentive payments relate to both Company performance as well as individual performance.

Compensation Elements

Our compensation program is purposefully straightforward. In accordance with our compensation philosophy, we provide competitive fixed cash compensation, an annual incentive program that aligns pay with in-year progress against our longer term goals, and stock options and/or restricted stock that provide clear and transparent alignment to sustainable stockholder value creation, while retaining our executives over the long-term.

Element	Purpose	Key Features

Base Salary	Provide competitive baseline compensation for role

•  Fixed cash compensation

•  Amounts informed by levels in the market, taking account of the role, scope of the position, experience, performance and strategic criticality

•  Target competitive range around market median

Annual Incentive	Reward for the achievement of both NeoGenomics and individual performance during the year

•  Variable cash compensation

•  Target opportunity informed by levels in the market

•  Actual value based on financial performance (revenue, Adjusted EBITDA) and individually defined strategic critical success factors

Element	Purpose	Key Features

Long-Term Incentives	Align with the long-term interests of NeoGenomics, our stockholders and our employees, while rewarding long-term sustainable value creation and driving retention

•  Grants of stock options generally made annually to Named Executive Officers and/or grants of restricted stock made periodically to certain Named Executive Officers.

•  Variable equity-based compensation

•  Target opportunity informed by levels in the market

•  Options have three or four year ratable vesting with a five-year term

The aggregate value of base salary, target bonus and long-term incentives is generally positioned within a competitive range around market median.

As the following charts show, the majority of our CEO and other named executive officers’ compensation is variable and performance based:

Compensation Governance

Compensation Oversight

The Compensation Committee, chaired by Lynn A. Tetrault and comprised of three independent Directors, is responsible for discharging the Board’s responsibilities relating to compensation of our executive officers, including the Chief Executive Officer. The Committee has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. This includes reviewing and approving the compensation of the Named Executive Officers, approving performance goals, and reviewing the achievement of performance goals at year end.

In exercising its duties, the Compensation Committee receives information and support from management, and guidance from an independent advisor.

The Compensation Committee is wholly accountable for any changes in compensation for the Chief Executive Officer, and the Chief Executive Officer is not included in any discussions regarding changes to his own compensation. For other Named Executive Officers, recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Compensation Committee.

The Annual Process

The Compensation Committee typically meets four times a year to consider the following items:

Quarter	Typical Meeting Topics

Q1

•  Review and approve executive benchmarking and pay recommendations, including salary adjustments, annual bonus payouts and LTI award values

•  Approve annual company and individual performance goals for the year ahead

•  Assess compliance versus stock ownership guidelines

•  Review historical equity awards and resulting burn rates

Q2	• Review and finalize relevant proxy content • Review and approve proposed annual equity grants • Undertake Compensation Committee self-evaluation

Q3

•  Review and discuss proxy advisor reports and any other investor feedback

•  Receive update on legislative, regulatory and governance environments

•  Review current compensation philosophy

•  Review Compensation Committee charter

Q4	• Conduct annual peer group review • Discuss potential CD&A enhancements and review planning timeline

Additional meetings are scheduled on an as needed basis.

Use of an Independent Advisor

As outlined in its Charter, the Compensation Committee has the authority to select, retain, and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Compensation Committee.

In 2016, the Compensation Committee appointed Willis Towers Watson as an independent outside compensation consultant. During 2018, Willis Towers Watson advised the Compensation Committee on peer group development, market practices, industry trends, investor views and benchmark compensation data. In addition, they reviewed and provided the Compensation Committee with an independent perspective of management recommendations. These duties were consistent with those performed in prior years.

The Compensation Committee considered the six factors specified by the Securities and Exchange Commission to monitor the independence of their compensation advisors. As was the case in 2016 and 2017, the Compensation Committee determined that Willis Towers Watson’s services during 2018 did not raise a conflict of interest.

Managing Compensation-Related Risks

NeoGenomics operates in a highly regulated, competitive and fast-moving field, meaning that risk management is core to our success. It is the common purpose of all NeoGenomics employees to save lives by improving patient care; and this shared common purpose underscores our commitment to performance excellence in a risk-appropriate manner.

The Compensation Committee’s role relative to risk mitigation is to review the risks associated with NeoGenomics’ compensation policies and practices to determine whether any risks associated with such policies and practices encourage unnecessary or excessive risk-taking or are reasonably likely to have a material adverse effect on the company. The Compensation Committee also oversees an annual review of the Corporation’s risk assessment of its compensation policies and practices for its employees.

The risk-mitigating features that NeoGenomics has adopted within our executive compensation programs are summarized below.

Clawback

In the event of a restatement of the NeoGenomics’ financials due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a Participant shall be required to reimburse the Company for any amounts earned or payable with respect to an Award to the extent required by law and any applicable Company policies.

Share Ownership Guidelines and Share Retention Requirements

NeoGenomics has adopted share ownership guidelines to further align the interests of our senior executives with those of our stockholders. The guidelines require covered roles to hold NeoGenomics stock worth a value expressed as a multiple of their salary within five years of the guideline applying to them.

The table below summarizes the current share ownership guidelines for our Named Executive Officers as a multiple of salary as of December 31, 2018:

Role	Share Ownership Guideline	Current Share Ownership

Chief Executive Officer	3.0	56.2

Named Executive Officers (1)	1.0	7.2

(1) Share ownership calculated as an average of all Named Executive Officers except CEO who is shown separately.

Individuals who are yet to achieve their required ownership amounts are required to retain an amount equal to 25% of the net shares received as the result of the exercise, vesting, or payment of any equity awards they have received. If an individual’s share ownership level is not attained by the end of the initial five-year period (or at any time thereafter), they will be required to retain an amount equal to 100% of the net shares received as the result of the exercise, vesting, or payment of any equity awards granted to them, until the applicable guideline level is achieved. As of December 31, 2018, all Named Executive Officers were either in compliance with the share ownership guidelines or not yet required to be in compliance due to hire date.

Views of our Stockholders

Prior to 2019, NeoGeonomics has provided its stockholders with the opportunity to vote on executive compensation every three years. On June 7, 2016, the most recent Annual Meeting during which a vote was held, 94.2% of the votes cast were in favor of our Named Executive Officers’ compensation. This positive vote and feedback, coupled with alignment of pay and performance under NeoGenomics’ compensation programs, has guided the Compensation Committee’s discussions on executive compensation and is a significant factor in the programs remaining largely unchanged in the intervening years.

In light of stockholder expectations, predominant market practice, and a desire to receive more frequent insight on stockholder views regarding our Named Executive Officers’ compensation, subject to approval at the 2019 Annual Meeting, NeoGenomics will move to an annual vote on Named Executive Officers’ compensation. The outcomes of these advisory votes will continue to inform the Compensation Committee’s thinking as it evaluates the appropriateness and effectiveness of NeoGenomics’ approach to executive compensation.

Compensation Peer Group

In evaluating executive compensation, the Compensation Committee considers a number of factors including:

•	Absolute company performance;
•	Company performance relative to our established peer group;
•	Compensation practices observed in our established peer group; and
•	Stockholder views.

Given the fast-changing nature of our industry, the Compensation Committee reviews the compensation peer group annually, with input from Willis Towers Watson. Consideration is given to relative size (revenue, number of employees and market capitalization) and nature of business (business focus and model) of the organizations.

The Compensation Committee has consciously chosen to adopt a compensation peer group that is, on the whole, different from the group of companies with which our business competes. This is primarily due to the fact that many of our direct business competitors are either much larger or smaller than us in terms of size and scope, meaning the compensation data would not necessarily be appropriate to inform decision-making regarding executive compensation levels at NeoGenomics.

The 2018 compensation peer group comprised the following 20 companies:

• AMAG Pharmaceuticals, Inc. • AngioDynamics, Inc. • AtriCure, Inc. • Cambrex Corporation • Eagle Pharmaceuticals, Inc. • Enzo Biochem, Inc. • Fluidigm Corporation	• Foundation Medicine, Inc.* • Genomic Health, Inc. • Harvard Bioscience, Inc. • Luminex Corporation • Medpace Holdings, Inc.* • Myriad Genetics, Inc. • NanoString Technologies, Inc.	• Natera, Inc.* • OraSure Technologies, Inc. • Pacific Biosciences of CA, Inc. • Quidel Corporation • Spectrum Pharmaceuticals, Inc. • Sucampo Pharmaceuticals, Inc.*

* Indicates companies excluded from CEO pay vs. performance graph below as three years of stock data is not available.

CTO Biopharma and NewLink Genetics were removed for 2018 because they fell outside the desired range of revenue and market capitalization. Eagle Pharmaceuticals, Nanostring Technologies, Spectrum Pharmaceuticals, and Sucampo Pharmaceuticals were added for 2018 because they met industry selection criteria and fell within the desired ranges for revenue and market capitalization.

Assessment of the Chief Executive Officer’s Compensation

As noted above, one of the Compensation Committee’s annual activities is to assess the total compensation of the Chief Executive Officer related to our compensation peer group.

Each year, the Compensation Committee assesses the total compensation of our CEO in relation to the total compensation of the CEO of our peers. The peer group used for this purpose is our compensation peer group as defined above.

The following graph shows the relationship of our CEO’s total compensation as set forth in the 2017 Summary Compensation Table and the change in stock price for the three years ended December 31, 2015, 2016 and 2017 (annualized) as compared to the companies included in our peer group, as defined above. Data for the most recent year ended December 31, 2018 was not used in this graph as the CEO compensation was not available for this period for all companies presented.

Establishing Performance Targets

Performance targets are set in the first quarter at the time of the Board’s annual budgeting session to ensure that our executives’ compensation opportunities are aligned with our short and long-term strategic goals. The performance targets are designed to reward achievement of specific financial, strategic and individual performance goals. We use an annual performance management process for our executives to assess individual performance, as well as a variety of distinct performance metrics that are shared among the executive team. As part of this process, each executive, including each of our NEOs, establishes his or her performance goals with input and approval from the CEO. Shared performance metrics are reviewed and approved by the Compensation Committee.

2018 Compensation Decisions and Outcomes

An Overview of Performance in 2018

The Compensation Committee considers the financial performance of the Company in making compensation decisions. The Compensation Committee believes that compensation should be tied to the performance of the Company as well as the return to stockholders.

The primary metrics used in the evaluation of financial performance of the Company are revenue and adjusted EBITDA. During 2018, we reported record revenue of $277 million, representing 15.2% year over year growth. Revenue per test also improved 1.2% while we were able to reduce cost per test 4.6% year over year. Adjusted EBITDA for the year ended December 31, 2018 was $43.6 million, which represents an increase of 29.6% year over year.

These performance achievements in addition to company and individual goals, resulted in annual incentive awards ranging from 110% - 150% of target.

We have presented below the cumulative total return to our stockholders of $100 during the period from December 31, 2013 through December 31, 2018 in comparison to the cumulative return of the S&P 500 Index and a customized group of six publicly traded companies (Cancer Genetics, Inc., Enzo Biochem, Inc., Genomic Health, Inc., Laboratory Corporation of America Holdings, Myriad Genetics, Inc., and Quest Diagnostics, Inc.) during that same time period. As outlined above, while this peer group represents our direct business competitors, a number of them are either much larger or smaller than us in terms of size and scope, so they are not all included in our compensation peer group.

The results assume that $100 (with reinvestment of all dividends) was invested in our common stock, the index, and in the peer group and relative performance tracked through December 31, 2018.

Our Named Executive Officers in 2018

The following individuals were Named Executive Officers in 2018.

Named Executive Officer	Title	Date of Appointment to Current Role

Douglas M. VanOort	Chief Executive Officer & Chairman	October 2009

Sharon A. Virag	Chief Financial Officer	March 2018

George A. Cardoza (1)	President, Pharma Services	March 2018

Robert J. Shovlin	President, Clinical Services	September 2016

William B. Bonello	Chief Strategy and Corporate Development Officer; Director, Investor Relations	April 2018

Lawrence M. Weiss	Chief Scientific Officer	December 2018

(1) Served as Chief Financial Officer from 2009 to March 2018.

2018 Base Salary

Named Executive Officer	Base Salary	Effective Date

Douglas M. VanOort	$645,000	February 18, 2018

Sharon A. Virag	$400,000	March 27, 2018

George A. Cardoza	$370,000	February 18, 2018

Robert J. Shovlin	$380,000	February 18, 2018

William B. Bonello	$340,000	February 18, 2018

Lawrence M. Weiss	$576,000	December 12, 2018

2018 Annual Incentive

The annual incentive is a performance bonus, paid in cash that is designed to incentivize and reward Named Executive Officers for operating results, both financial and strategic. The 2018 performance goals were approved by the Compensation Committee at the start of the fiscal year and communicated to each of our Named Executive Officers. In 2018, bonus opportunities and outcomes for the Named Executive Officers were as follows:

Named Executive Officer	Target Bonus (% of salary)	Maximum Bonus (% of salary)	Actual Bonus (% of salary)	Actual Bonus (% of target)

Douglas M. VanOort	80%	160%	120%	150%

Sharon A. Virag (1)	50%	100%	62%	123%

George A. Cardoza	40%	80%	53%	131%

Robert J. Shovlin	50%	100%	56%	112%

William B. Bonello	40%	80%	51%	128%

Lawrence M. Weiss (1)	30%	60%	33%	110%

(1) Appointed as executive in 2018; salary used for bonus calculations was pro-rated to reflect date of appointment/terms of offer letter.

The 2018 annual incentive is determined based on a combination of NeoGenomics’ financial performance as well as individual performance, including attainment of strategic critical success objectives and individual performance. The relative weightings of each have been carefully established to reflect the role of each Named Executive Officer and the areas on which they are able to have the most influence and impact. All Named Executive Officers have a corporate financial performance component, reflecting the importance of our senior management working collectively as a team to deliver results, and their collective accountability to our stockholders.

The weight of each measure for 2018 was as follows:

	Corporate Performance			Individual Performance

Named Executive Officer	Revenue	EBITDA	Strategic Critical Success Factors	Individual Goals

Douglas M. VanOort	40%	40%	10%	10%

Sharon A. Virag	35%	35%	10%	20%

George A. Cardoza (1)	10%	30%	10%	50%

Robert J. Shovlin (2)	10%	30%	10%	50%

William B. Bonello	35%	35%	10%	20%

Lawrence M. Weiss	35%	35%	10%	20%

(1) The individual goal for George Cardoza is largely tied to the financial performance of the Pharma Services division. 35% of George Cardoza’s annual incentive in 2018 is based on achieving the Pharma Services division revenue goals set forth.

(2) The individual goal for Robert Shovlin is largely tied to the financial performance of the Clinical Services division, 30% of Robert Shovlin’s annual incentive in 2018 is based on achieving the Clinical Services revenue goals set forth.

Corporate Performance

The corporate performance component of the Annual Bonus Plan resulted in a payout of 101% of target for revenue 106% of target for EBITDA and 175% of target for achievement of 2018 strategic critical success factors. These results were driven by:

•	Record revenue of $277 million, representing 15.2% year over year growth;
•	Revenue per test improvement of 1.2%;
•	Adjusted EBITDA of $43.6 million, representing an increase of 29.6% year over year;
•	Attainment of critical success factors including:
○	Strengthening our world class culture by improving teamwork and emphasizing effective communication
○	Providing uncompromising quality through company-wide leadership, training, and employee engagement
○	Pursuing exceptional service and growth through customer engagement

Individual Performance

The individual performance component of the Annual Bonus Plan includes specific goals for each Named Executive Officer. Key achievements in the following areas were factored into determining the performance outcomes:

•	Completion of strategic initiatives including the acquisition of Genoptix as well as expanding into Singapore;
•	Achievement of operating segment revenue goals (where indicated in table above);
•	Achievement of 2018 company-wide focus initiatives and critical success factors including:
○	Advancing the careers of NEO employees through mentoring and training
○	Driving profitable growth
○	Achieving high levels of stockholder satisfaction
○	Improving processes through automation and innovation
○	Enhancing the customer experience
○	Developing new and enhanced tests including FDA approval of assays

Our Compensation Committee approved the CEO’s recommendations for the individual performance ratings of executives (other than the CEO). Individual performance ratings of the CEO were approved based on an evaluation of performance by the Compensation Committee. Individual performance ratings were based on individual goals, some of the key achievements included the following:

Named Executive Officer	Key Achievements	Individual Performance Factor

Douglas M. VanOort	•Identified and negotiated strategic acquisition target, Genoptix •Integral in the successful completion of $135 million equity offering •Created management succession process to develop succession-ready executives for all senior roles •Achieved strong operational and financial performance	10%

Sharon A. Virag	•Negotiated and completed a $30 million bank re-financing •Assumed leadership role in the successful $48 million redemption of Preferred Stock •Led due diligence, evaluation, and successful acquisition of Genoptix •Assumed leadership role in the successful $135 million equity offering	20%

George A. Cardoza	•Achieved >20% profitable Pharma revenue growth, exceeding 100% of goal •Opened a laboratory in Singapore and gained momentum in Switzerland •Ended the year with nearly $100 million in backlog •Signed strategic alliance with PPD and began to operationalize	50%

Robert J. Shovlin	•Achieved Clinical revenue growth, exceeding 100% of goal •Generated strong improvements in productivity and cost per test •Led integration planning efforts for Genoptix •Exceeded customer satisfaction survey goal	50%

William B. Bonello	•Developed and successfully executed PPD strategic alliance •Developed and provided strong leadership for emerging alliances with large provider and payer organizations •Completely repositioned our investor relations strategy and approach	20%

Lawrence M. Weiss, MD.	•Maintained outstanding relationships with our client base •Transitioned from Medical Director to Chief Scientific Officer in December 2018	20%

The combination of corporate and individual performance resulted in the following awards based on 2018 performance:

Named Executive Officer	Actual Bonus	Actual Bonus (% of salary)	Actual Bonus (% of target)

Douglas M. VanOort	$774,000	120%	150%

Sharon A. Virag (1)	190,000	62%	123%

George A. Cardoza	194,364	53%	131%

Robert J. Shovlin	212,756	56%	112%

William B. Bonello	174,375	51%	128%

Lawrence M. Weiss (1)	32,276	33%	110%

(1) Appointed as executive in 2018; salary used for bonus calculations was pro-rated to reflect date of appointment/terms of offer letter.

Although the formulaic outcome for the Chief Executive Officer would have resulted in an actual bonus payout equal to 88% of salary, the Compensation Committee felt it appropriate to apply positive discretion (as permitted by the Annual Incentive Plan) to increase the payout to 120% of salary in light of the Chief Executive Officer’s outstanding performance in 2018. The factors the Compensation Committee considered in determining it appropriate to do so included the successful closing of the Genoptix acquisition and the significant shareholder returns achieved during 2018, neither of which influenced the formulaic outcome of the plan. As outlined above, the actual payout of 120% of salary for the Chief Executive Officer was well below the maximum bonus potential of 160% of salary.

2018 Long-Term Incentive Awards

2018 long-term incentive (“LTI’”) awards are primarily made in the form of stock options, and, from time to time, we grant time-based restricted stock to recognize contributions to the Company. This directly reflects our strategy, and, in turn, our compensation philosophy by delivering an appropriate balance of retention and motivation to deliver strong strategic performance, with a view to long-term value creation for our stockholders.

The amount of LTI awards granted to each executive is determined based on his or her individual performance, potential future contributions, market competitiveness, and other factors. Our Compensation Committee reviews our LTI awards against LTI awards of our peer group and also reviews the overall total compensation of our executive officers against our peer group. On average, annual LTI grant awards for our Named Executive Officers position their overall compensation at or around the median values of our peer group, in cases where there are comparable positions at the peer companies.

Other Elements of Compensation

Perquisites

We do not provide significant perquisites or personal benefits to Named Executive Officers. We provide competitive relocation benefits to newly hired officers, in keeping with industry practices. We value perquisites at their incremental cost to us in accordance with SEC regulations. These amounts, if applicable, are reflected in the Summary Compensation Table below under the column entitled “All Other Compensation” and the related footnotes.

Benefits

Named Executive Officers are provided with health benefits and access to our 401(k) Plan. Under the 401(k) Plan, NeoGenomics matches contributions at the rate of 100% of every dollar contributed up to 3% of the respective employee’s compensation and an additional 50% of every dollar contributed on the next 2% of compensation (4% maximum Company match). The Named Executive Officers participate in the same plan as the broader employee population.

Additional Information

Tax and Accounting Considerations

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to any one named executive officer in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our Named Executive Officers generally will not be deductible.

While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the Named Executive Officers, the Compensation Committee will, consistent with its past practice, design compensation programs that are intended to be in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Report

The members of the Company’s Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with NeoGenomics’ management and, based on such review and discussions, we have recommended to the Company’s Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Lynn A. Tetrault, Chair

Raymond R. Hipp

Stephen M. Kanovsky

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned and accrued, in all capacities, during the fiscal years ended December 31, 2018, 2017, and 2016, by the principal executive officer, principal financial officer, and our three other most highly compensated executive officers in 2018, together “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Award ($)(2)	Option Award ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Douglas M. VanOort	2018	$641,923	$—	$650,006	$1,278,290	$774,000	$—	$3,000	$3,347,219
Chief Executive Officer & Chairman of the Board	2017	616,346	—	1,432,495	1,231,667	200,000	—	3,000	3,483,508
	2016	600,000	—	—	1,181,979	310,950	—	26,077	2,119,006

Sharon A. Virag (4)	2018	298,462	120,000	—	485,100	190,000	—	—	1,093,562

Chief Financial Officer	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—

George A. Cardoza (5)	2018	370,000	—	—	492,158	194,364	—	—	1,056,522
President of Pharma Services	2017	352,692	—	181,750	492,667	80,000	—	—	1,107,109
	2016	293,077	—	—	500,280	120,000	—	—	913,357

Robert J. Shovlin	2018	375,385	—	—	737,598	212,756	—	3,000	1,328,739

President of Clinical Services	2017	350,000	—	363,500	492,667	95,000	—	3,000	1,304,167
	2016	335,962	—	—	500,280	115,000	—	9,731	960,973

William B. Bonello (7)	2018	337,692	—	—	308,078	174,375	—	—	820,145
Chief Strategy and Corp Development Officer Director, Investor Relations	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—

Lawrence M. Weiss (6)(7)	2018	571,519	100,000	—	152,100	32,276	—		855,895

Chief Scientific Officer	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—

(1)

Amount shown for Sharon A. Virag in 2018 consists of a sign-on bonus paid in accordance with her employment agreement. Amount shown for Lawrence M. Weiss consists of a discretionary bonus as well as a bonus paid in accordance with his medical services agreement.

(2)

Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to stock awards and stock options granted to the Named Executive Officers. The amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the closing value of our common stock on the day prior to the grant date. See Item 8, Note L of our Annual Report on Form 10-K for a description of the valuation methodology of stock and option awards.

(3)	Amounts shown consist of awards based on performance under our management incentive bonus plans for each respective year.
(4)	Sharon A. Virag joined the Company as Chief Financial Officer in March 2018. On an annualized basis, her annual salary for 2018 would have been $400,000.
(5)	George Cardoza was Chief Financial Officer of the Company through March 2018.
(6)	Lawrence M. Weiss was appointed Chief Scientific Officer in December 2018.
(7)

In February 2019, management determined these individuals to be Named Executive Officers at December 31, 2018 based on the finalization of total compensation, including non-equity incentive plan compensation that was approved by the Compensation Committee.

Narrative to the Summary Compensation Table

Grants of Plan Based Awards

The following table shows information regarding grants of non-equity and equity awards that we made during the fiscal year ended December 31, 2018 to each of our Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan (1)($)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)($)
		Threshold	Target	Maximum

Douglas M. VanOort	2/26/2018	—	80%	160%	—	500,000	$8.03	$1,278,290

Chief Executive Officer and Chairman of the Board	8/1/2018	—	—	—	46,429	—	—	$650,006
		—	—	—	—	—	—	—

Sharon A. Virag	3/27/2018	—	50%	100%	—	192,500	$8.22	$485,100

Chief Financial Officer		—	—	—	—	—	—

George A. Cardoza	2/26/2018	—	40%	80%	—	192,500	$8.03	$492,158

Chief Financial Officer		—	—	—	—	—	—	—

Robert J. Shovlin	2/26/2018	—	50%	100%	—	288,500	$8.03	$737,598

President, Clinical Services		—	—	—	—	—	—	—

William B. Bonello	2/26/2018	—	40%	80%	—	120,500	$8.03	$308,078

Chief Strategy and Corporate Development Officer, Director of Investor Relations		—	—	—	—	—	—	—

Lawrence M. Weiss	4/19/2018	—	30%	60%	—	20,000	$9.22	$43,933

Chief Scientific Officer	12/12/2018	—	—	—	—	25,000	$13.87	$108,167

(1)

The Fiscal Year 2018 Annual Bonus of non-equity incentive plan awards sets forth the target and maximum of the amounts awarded as an annual bonus in fiscal year 2018 under the management incentive plan. The actual amount earned is reflected in the Summary Compensation in the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents the grant date fair value calculated in accordance with FASB ASC Topic 718. Information regarding the assumptions used in the valuation of option awards can be found in Item 8, Note K of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC. Our executive officers will not realize the value of these awards in cash unless these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K.

Outstanding Equity Awards at December 31, 2018

The Compensation Committee has been given the authority to set all performance metrics for the vesting of performance-based equity awards and has the authority to adjust any target financial metrics used for such vesting if it deems it appropriate to do so. The following table sets forth information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2018:

Option Awards							Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (#)

Douglas M. VanOort	315,018	157,509	(4)	—	$7.15	4/20/2021	131,362	$1,656,475	(1 (3	) )	—	—

Chief Executive Officer & Chairman of the Board	166,666	333,334	(5)	—	$7.52	4/28/2022	46,429	$585,470	(2 (3	) )	—	—
		500,000	(6)	—	$8.03	2/26/2023	—	—			—	—

Sharon A. Virag	—	192,500	(7)	—	$8.22	3/27/2023	—	—			—	—

Chief Financial Officer	—	—		—	—	—	—	—			—	—

George A. Cardoza	30,000	—	(8)	—	$3.45	3/5/2019	16,667	$210,171	(1 (3	) )	—	—

President of Pharma Services	200,000	—	(9)	—	$4.78	5/6/2020	—	—			—	—
	133,334	66,666	(4)	—	$7.15	4/20/2021	—	—			—	—
	66,666	133,334	(5)	—	$7.52	4/28/2022	—	—			—	—
	—	192,500	(6)	—	$8.03	2/26/2023	—	—			—	—

Robert J. Shovlin	133,334	66,666	(4)	—	$7.15	4/20/2021	33,334	$420,342	(1 (3	) )	—	—

President of Clinical Services	66,666	133,334	(5)	—	$7.52	4/28/2022	—	—			—	—
	—	288,500	(6)	—	$8.03	2/26/2023

William B. Bonello	34,000	66,000	(5)	—	$7.52	4/28/2022	—	—			—	—

Chief Strategy and Corporate Development Officer Director, Investor Relations	—	120,500	(6)	—	$8.03	2/26/2023	—	—			—	—

Lawrence M. Weiss	25,000	25,000	(10)	—	6.98	3/1/2021	—	—			—	—

Chief Scientific Officer	6,666	13,334	(11)	—	7.27	5/25/2022	—	—			—	—
	—	20,000	(12)	—	9.22	4/19/2023	—	—			—	—
	—	25,000	(13)	—	13.87	12/12/2023	—	—			—	—

(1)	Stock awards vest ratably on May 25, 2019 and May 25, 2020.
(2)	Stock awards vest ratably on August 1, 2019, August 1, 2020 and August 1, 2021.
(3)	Market value based on stock price at December 31, 2018.
(4)	Option awards vest ratably April 20, 2017, April 20, 2018 and April 20, 2019.
(5)	Option awards vest ratably on April 28, 2018, April 28, 2019 and April 28, 2020.
(6)	Option awards vest ratably on February 26, 2019, February 26, 2020 and February 26, 2021.
(7)	Option awards vest ratably on March 27, 2019, March 27, 2020 and March 27, 2021.

(8)	Option award vested ratably on March 5, 2015, March 5, 2016 and March 5, 2017.
(9)	Option award vested ratably on May 6, 2016, May 6, 2017 and May 6, 2018.
(10)	Option award vests ratably on March 1, 2017, March 1, 2018, March 1, 2019 and March 1, 2020.
(11)	Option award vests ratably on May 25, 2018, May 25, 2019 and May 25, 2020.
(12)	Option award vests ratably on April 19, 2019, April 19, 2020 and April 19, 2021.
(13)	Option award vests ratably on December 12, 2019, December 12, 2020 and December 12, 2021.

Options Exercised and Stock Vested

The options exercised by and stock vested for our Named Executive Officers during the fiscal year ended December 31, 2018 were as follows:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Douglas M. VanOort	—	$—	65,680	(1)	$759,918

Chief Executive Officer and Chairman of the Board	—	—	—		—

Sharon A. Virag	—	—	—		—

Chief Financial Officer	—	—	—		—

George A. Cardoza	—	—	8,333		$96,413

President of Pharma Services	—	—	—		—

Robert J. Shovlin	300,000	3,588,200	16,666	(1)	192,826

President of Clinical Services	—	—	—		—

William B. Bonello	—	—	—		—

Chief Strategy and Corporate Development Officer Director, Investor Relations	—	—	—		—

Lawrence M. Weiss	—	—	—		—

Chief Scientific Officer	—	—	—		—

(1)	Shares were withheld to cover the cost of the options in connection with this exercise. The number of shares and value reported represents the gross number prior to withholding of such shares.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Company is a party to employment contracts that contain provisions for payment upon termination.

The following table shows the Named Executive Officers with such provisions and the estimated financial impact assuming these Named Executive Officers were terminated without cause at December 31, 2018:

	Benefits and Payments
Named Executive Officer	Base Salary		Benefits

Douglas M. VanOort	$645,000	(1)	$12,252	(3)
Chief Executive Officer and Chairman of the Board

Sharon A. Virag	400,000	(1)	10,884	(3)

Chief Financial Officer

George C. Cardoza	185,000	(2)	9,792	(4)
President of Pharma Services

Robert J. Shovlin	380,000	(1)	—

President of Clinical Services

William B. Bonello	340,000	(1)	—
Chief Strategy and Corporate Development Officer Director, Investor Relations

(1) Represents 12 months continuation of base salary

(2) Represents 6 months continuation of base salary

(3) Represents the estimated incremental cost to the Company for continuation of health care benefits for 12 months.

(4) Represents the estimated incremental cost to the Company for continuation of health care benefits for 6 months.

The following Named Executive Officers have stock options and/or restricted stock agreements that contain provisions providing for accelerated vesting upon change in control.

The following table shows the estimated benefit to the Named Executive Officer assuming a change in control at December 31, 2018:

	Vesting Upon Change in Control
Named Executive Officer	Unvested Stock Options #	Stock Options Estimated Benefit (1)	Unvested Restricted Stock #	Restricted Stock Estimated Benefit (1)

Douglas M. VanOort	833,334	$3,986,670	177,790	$2,241,932

Chief Executive Officer and Chairman of the Board

Sharon A. Virag, Chief Financial Officer	192,500	845,075	—	—

George C. Cardoza, President of Pharma Services	325,834	1,560,320	16,667	210,171

Robert J. Shovlin, President of Clinical Services	421,834	2,000,000	33,334	420,342

William B. Bonello	186,500	887,830	—	—

Chief Strategy and Corporate Development Officer Director, Investor Relations

Lawrence M. Weiss, Chief Scientific Officer	58,334	139,004	—	—

(1) Estimated benefit based on stock price at December 31, 2018.

CEO Pay Ratio

The Compensation Committee reviewed a comparison of our CEO’s total annual compensation to the total annual compensation of our median employee for the fiscal year ended December 31, 2018. The total annual compensation of our CEO for this period was $3,347,219, compared to the total annual compensation of our median employee which was $70,258. The resulting ratio of our CEO’s pay to the pay of our median employee for the fiscal year ended December 31, 2018 was 48:1; which is relatively consistent with the 50:1 reported for the fiscal year ended December 31, 2017. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In determining the median employee, the Company used a consistently applied compensation measure. The compensation measure included salary received in fiscal year 2018 including commissions and bonuses (if applicable). The compensation measure excluded the following pay elements: grant date fair value of stock option granted in fiscal year 2018, company-paid 401(k) match made during fiscal year 2018 and company-paid insurance premiums during fiscal year 2018. For purposes of determining the median employee, the Company used the employee population as of December 31, 2018 including all active full-time, part-time and per diem employees.

The median employee was selected by (i) calculating the compensation for each of our employees (excluding the CEO) using the consistently applied compensation measure as defined above, (ii) ranking the employees based on that compensation from lowest to highest, and (iii) selecting the employee that falls in the middle of that population.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 12, 2019 with respect to the beneficial ownership of our common stock by:

•	each person or group known by the Company to own beneficially more than five percent of the Company’s outstanding common stock.
•	each director and Named Executive Officer of the Company;
•	the directors and executive officers of the Company as a group;

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class (1)

5% Stockholders

Common	Blackrock, Inc. 55 East 52nd Street New York, NY 10055	12,723,340	13.3%

Common	Janus Henderson Group 201 Bishopsgate EC2M 3AE, United Kingdom	5,888,667	6.2%

Common	Kopp Family Office, LLC (16) 8400 Normandale Lake Blvd, Ste. 1450 Bloomington, Minnesota 55437	5,560,507	5.8%

Named Executive Officers and Directors

Common	Steven C. Jones (2)	3,288,231	3.4%

Common	Douglas M. VanOort (3)	3,251,795	3.4%

Common	Raymond R. Hipp (4)	293,930	*

Common	Kevin C. Johnson (5)	125,771	*

Common	Bruce K. Crowther (6)	58,004	*

Common	Alison L. Hannah (7)	79,584	*

Common	Lynn A. Tetrault (8)	44,584	*

Common	Stephen M. Kanovsky (9)	—	*

Common	Sharon A. Virag (10)	75,110	*

Common	George A. Cardoza (11)	870,006	*

Common	Robert J. Shovlin (12)	377,820	*

Common	William B. Bonello (13)	53,698	*

Common	Lawrence M. Weiss (14)	63,392	*

Common	Directors and Named Executive Officers as a Group (15)	8,581,925	8.8%

* Less than 1%

(1)

The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of April 12, 2019, through the exercise of any stock option or other right. As of April 12, 2019, 95,321,508 shares of the Company’s common stock were outstanding. The information in the table is based upon information supplied by executive officers and directors and Schedules 13G filed with the SEC. The address of all of our executive officers and directors is in care of NeoGenomics, Inc. at 12701 Commonwealth Drive Suite 9, Fort Myers, FL 33913.

(2)

Steven C. Jones, a director of the Company, has direct ownership of 241,815 shares and options exercisable within 60 days of April 12, 2019 to purchase 334,683 shares of common stock. Totals for Mr. Jones also include (i) 50,476 shares owned by Jones Network, LP, a family limited partnership that Mr. Jones controls and (ii) 197,657 shares held in certain individual retirement and custodial accounts. In addition, Mr. Jones is the Managing Member of the general partner of Aspen Select Healthcare, LP (“Aspen”); thus he has the right to vote the 1,900,000 shares which Aspen has direct ownership of as well as the 563,600 shares for which Aspen has received a voting proxy.

(3)

Douglas M. VanOort, Chairman and Chief Executive Officer of the Company, has direct ownership of 2,092,435 shares and options exercisable within 60 days of April 12, 2019 to purchase 971,860 shares of common stock. Totals for Mr. VanOort include 187,500 shares owned by Conundrum Capital L.P. a partnership for which Mr. VanOort is a managing member.

(4)	Raymond R. Hipp, a director of the Company, has direct ownership of 287,580 shares and options exercisable within 60 days of April 12, 2019 to purchase 6,350 shares of common stock.
(5)	Kevin C. Johnson, a director of the Company, has direct ownership of 103,866 shares and options exercisable within 60 days of April 12, 2019 to purchase 21,905 shares of common stock.
(6)	Bruce K. Crowther, a director of the Company, has direct ownership of 32,766 shares and options exercisable within 60 days of April 12, 2019 to purchase 25,238 shares of common stock.
(7)	Alison L. Hannah, a director of the Company, has direct ownership of 61,013 shares and options exercisable within 60 days of April 12, 2019 to purchase 18,571 shares of common stock.
(8)	Lynn A. Tetrault, a director of the Company, has direct ownership of 38,234 shares and options exercisable within 60 days of April 12, 2019 to purchase 6,350 shares of common stock.
(9)	Stephen M. Kanovsky, a director of the Company, has no direct ownership and has no options exercisable within 60 days of April 12, 2019.
(10)	Sharon A. Virag, Chief Financial Officer, has direct ownership of 10,944 shares and options exercisable within 60 days of April 12, 2019 to purchase 64,166 shares of common stock.
(11)	George A. Cardoza, Chief Financial Officer, has direct ownership of 272,507 shares, options exercisable within 60 days of April 12, 2019 to purchase 597,499 shares of common stock.
(12)	Robert J. Shovlin, President of Clinical Services, has direct ownership of 148,321 shares and options exercisable within 60 days of April 12, 2019 to purchase 229,499 shares of common stock.
(13)

William B. Bonello, Chief Strategy and Corporate development Officer; Director, Investor Relations has direct ownership of 6,735 shares and options exercisable within 60 days of April 12, 2019 to purchase 46,963 shares of common stock.

(14)	Lawrence M. Weiss, Chief Scientific Officer, has direct ownership of 5,893 shares and options exercisable within 60 days of April 12, 2019 to purchase 57,499 shares of common stock.
(15)	The total number of shares listed eliminates double counting of shares that may be beneficially attributable to more than one person.
(16)

Based solely on information reported in a Schedule 13G/A filed with the SEC on January 4, 2019. Kopp Family Office, LLC, Kopp Holding Company, LLC and LeRoy C. Kopp are the beneficial owners of and have shared voting authority with respect to 5,560,507 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent (10%) of our outstanding common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2018 all filing requirements were timely satisfied.

FUTURE STOCKHOLDER PROPOSALS

To have a proposal intended to be presented at our 2020 Annual Meeting of Stockholders be considered for inclusion in the proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Corporate Secretary at our corporate headquarters no later than December 31, 2019 (unless the date of the 2019 Annual Meeting of Stockholders is not within 30 days of June 6, 2019, in which case the proposal must be received no later than a reasonable period of time before we begin to print and send our proxy materials for our 2020 Annual Meeting). Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If a stockholder wishes to present a proposal before the 2020 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and form of proxy in accordance with Rule 14a-8, the stockholder must also give written notice to the Corporate Secretary at our corporate headquarters. Our Corporate Secretary must receive the notice not less than 90 days nor more than 120 days prior to June 6, 2020, the anniversary date of the 2019 Annual Meeting of Stockholders; provided, however, that in the event that the 2020 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after June 6, 2020, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. The proposal must also comply with the other requirements contained in our Amended and Restated Bylaws.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Summarized below is the aggregate amount of various professional fees billed by our principal accountants Crowe LLP with respect to our last two fiscal years:

	2018	2017
Audit fees	$851,977	$533,850
Audit Related Fees	168,740	101,400
Tax Fees	—	—
All other fees	—	1,784

All audit fees are approved by our Audit Committee and Board of Directors, and are limited to services provided on the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”). Audit related fees are fees billed for assurance, due diligence in connection with acquisitions, and related services by our principal accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are not included under “audit fees.” Tax fees include those related to tax compliance, tax advice and tax planning. All other fees consist primarily of services performed related to other SEC filings and advisory services.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement.

TRANSACTIONS WITH RELATED PERSONS

Consulting Agreements

On May 3, 2010, the Company entered into a consulting agreement with Steven C. Jones, a director, previous officer, and stockholder of the Company whereby Mr. Jones would provide consulting services to the Company in the capacity of Executive Vice President. On May 3, 2010, the Company also entered into a warrant agreement with Mr. Jones and issued a warrant to purchase 450,000 shares of the Company’s common stock, which were all vested as of December 31, 2016 and fully exercised at December 31, 2017.

On November 4, 2016, the Company entered into an amended and restated consulting agreement (the “Amended and Restated Consulting Agreement”) with Mr. Jones. The Amended and Restated Consulting Agreement has an initial term of November 4, 2016 through April 30, 2020, which automatically renews for additional one year periods unless either party provides notice of termination at least three months prior to the expiration of the initial term or any renewal term. In addition, the Company has the right to terminate the Amended and Restated Consulting Agreement by giving written notice to Mr. Jones the year prior to the effective date of termination. Mr. Jones has the right to terminate the Amended and Restated Consulting Agreement by giving written notice to the Company three months prior to the proposed termination date, provided, however, Mr. Jones is required to provide an additional three months of transition services to the Company upon reasonable request by the Company. The Amended and Restated Consulting Agreement specifies monthly base retainer compensation of $21,666 per month until April 30, 2017; $15,000 per month from May 1, 2017 until April 30, 2018; $12,500 per month from May 1, 2018 until April 30, 2019; and $10,000 per month thereafter. Mr. Jones is also eligible to receive a cash bonus based on the achievement of certain performance metrics with a target of 35% of his base retainer for any given fiscal year. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the CEO of the Company and approved by the Board of Directors.

During the years ended December 31, 2018, 2017, and 2016, Mr. Jones earned approximately $163,000, $242,000, and $263,000, respectively, for various consulting work performed in connection with his duties as Executive Vice President and reimbursement of incurred expenses. Mr. Jones also earned $58,013, $31,912, and $85,000 as payment of bonuses for the periods indicated above. During the years ended December 31, 2018, 2017 and 2016, Mr. Jones earned approximately $50,000, $50,000, and $0, respectively as compensation for his services on the Board.

The following table summarizes stock options and restricted stock granted to Mr. Jones during the years ended December 31, 2018, 2017, and 2016:

Grant Date	Stock Options Granted	Restricted Common Stock Shares Granted	Fair Value	Fair Value per Share	Exercise Price

June 1, 2018	3,017	—	$11,284	$3.74	$11.60

June 1, 2018	—	6,897	80,005	11.60	—

May 25, 2017	10,000	—	24,700	2.47	7.27

May 25, 2017	—	8,667	63,009	7.27	—

April 20, 2016	100,000	—	250,000	2.50	7.15

Corporate Policies as to Related Party Transactions

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s common stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would be required to be disclosed in our filings under SEC regulations and certain other similar transactions. Pursuant to the Company’s Code of Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or legal counsel as appropriate in the circumstances. The Company evaluates these reports, along with responses to the Company’s annual director and officer questionnaires, for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is reviewed and subject to approval by our Board. The Company makes efforts to ensure that any related party transaction is on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

CODE OF ETHICS AND CONDUCT

Our Board adopted a code of business ethics and conduct (the “Code of Ethics”), applicable to all of our executives, directors, and employees. The Code of Ethics is available in print to any stockholder that requests a copy. Copies may be obtained by contacting Investor Relations at our corporate headquarters. Our Code of Ethics is also available in the Investors section of our website at www.neogenomics.com. We intend to make any disclosures regarding amendments to, or waivers from, the Code of Business Conduct required under Form 8-K by posting such information on our website.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the 2019 Annual Meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow the Company to “incorporate by reference” into this proxy statement certain information that we have filed with the SEC. This means that we can disclose important information to our stockholders by referring the stockholders to another document. The information incorporated by reference into this proxy statement is an important part of this proxy statement and is considered to be part of this proxy statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.

A copy of any of the documents referred to above will be furnished, without charge, by writing to NeoGenomics, Inc., Attention: Investor Relations, 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913. The documents referred to above are also available from the EDGAR database that can be obtained through the SEC’s website at http://www.sec.gov or our website at www.neogenomics.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2019

FORM 10-K ANNUAL REPORT TO STOCKHOLDERS

On February 26, 2019, the Company filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2018. We have enclosed the Annual Report with this proxy statement. The Annual Report includes our audited financial statements for the fiscal year ended December 31, 2018, along with other financial information and management discussion, which we urge you to read carefully.

You can also obtain, free of charge, a copy of our Annual Report by:

•	writing to:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913

Attention: Denise Pedulla, Corporate Secretary

•	telephoning us at: (866) 776-5907.

You can obtain a copy of our Annual Report and other periodic filings that we make with the SEC at www.neogenomics.com or from the SEC’s EDGAR database at http://www.sec.gov.

2019 ANNUAL MEETING PROXY MATERIALS RESULTS

Copies of this proxy statement and proxy materials ancillary hereto may be found on our website at www.neogenomics.com. We intend to publish final results from the 2019 Annual Meeting in a Current Report on Form 8-K, which will be filed with the SEC within four business days from the 2019 Annual Meeting, or as amended thereafter. You may obtain a copy of this and other reports free of charge from the SEC’s EDGAR database at http://www.sec.gov.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one Proxy Statement is being delivered to two or more stockholders who share an address, unless the Company has received contrary instruction from one or more of such stockholders. The Company will promptly deliver, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the proxy statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company, by writing to us at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Denise Pedulla, Corporate Secretary, or calling (866) 776-5907.

NEOGENOMICS, INC. ATTN: KATHRYN MCKENZIE 12701 COMMONWEALTH DRIVE, SUITE 9 FORT MYERS, FL 33913 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    E74343-P23039    KEEP THIS PORTION FOR YOUR RECORDS    DETACH AND RETURN THIS PORTION ONLY    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NEOGENOMICS, INC. Board of Directors Recommends a Vote FOR proposal 1. 1. Election of Directors. To elect eight (8) members of our Board, each to hold office for a one (1) year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.    been duly elected and qualified. For Withhold 1a. Douglas M. VanOort !! 1b. Steven C. Jones !! 1c. Kevin C. Johnson !! 1d. Raymond R. Hipp !! 1e. Bruce K. Crowther !! 1f. Lynn A. Tetrault !! 1g. Alison L. Hannah !! 1h. Stephen M. Kanovsky !!    Board of Directors Recommends a Vote FOR proposal 2. For Against Abstain 2. Advisory Vote on the Compensation Paid to our Named !!! Executive Officers. For For For Every Every Board of Directors Recommends a Vote “For Every Every Two Three Year” FOR proposal 3. Year Years Years Abstain 3. Advisory Vote on Frequency of Future Advisory Votes on the Compensation Paid !!!! to our Named Executive Officers. Board of Directors Recommends a Vote FOR proposal 4. For Against Abstain 4. Ratification of Appointment of Independent Registered !!! Public Accounting Firm.    Please indicate if you plan to attend this meeting. ! ! Yes No Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.    Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.    E74344-P23039    NEOGENOMICS, INC. Annual Meeting of Stockholders June 6, 2019 10:00 AM (Eastern Time) Hyatt Coconut Point Resort 5001 Coconut Road, Bonita Springs, FL 34134 This proxy is solicited by the Board of Directors     The undersigned hereby appoints Denise Pedulla and Sharon Virag, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of NeoGenomics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, FOR THE ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL 2, FOR EVERY YEAR FOR THE ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL 3, AND FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 4. Continued and to be signed on reverse side